ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708 We bs ite: www.nvsos.gov

Certificate of Correction (PURSUANT TO NRS CHAPTERS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 AND 92A)

USE BLACK INK ONLY - DO NOT HIGHLIGHT                                                                                                                                        ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Correction

(Pursuant to NRS Chapters 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A)

1. The name of the entity for which correction is being made:

China Logistics, Inc.

2. Description of the original document for which correction is being made:

Articles of conversion

3. Filing date of the original document for which correction is being made:

1/21/2011

4. Description of the inaccuracy or defect:

Name and address of BVI entity were incorrect

5. Correction of the inaccuracy or defect:

The name of the BVI company is Hutech2l Co. rather than Hutech Technologies, Inc. and the registered address in the BVI is:

C/O Blenheim Group
PO Box 3483
Road Town
Tortola
BVI

6. Signature:

President

Authorized Signature Title *   2/10/11
                                                         Date

* If entity is a corporation, it must be signed by an officer if stock has been issued, OR an incorporator or director if stock has not been issued; a limited-liability company, by a manager or managing members; a limited partnership or limited-liability limited partnership, by a general partner; a limited-liability partnership, by a managing partner; a business trust, by a trustee.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Correction
Revised: 3-26-09